NOTICE OF REQUIRED WITHDRAWAL

To all Limited Partners

of

United States Short Oil Fund, LP

CUSIP No. 912613205*

NOTICE IS HEREBY GIVEN to all limited partners (including all Limited Partners (as defined below)) (collectively, the “Shareholders”) of United States Short Oil Fund, LP, a Delaware limited partnership (the “Fund”), by United States Commodity Funds LLC, in its capacity as general partner of the Fund (the “General Partner”), that the board of directors of the General Partner has authorized, (i) pursuant to Section 7.1(l) of the Third Amended and Restated Agreement of Limited Partnership of the Fund, dated as of December 15, 2017 (the “Fund Agreement”), the delisting and deregistration of all outstanding limited partner interests in the Fund (the “Shares”), and (ii) pursuant to Sections 12.3 and 17.6 of the Fund Agreement, the compulsory withdrawal of all of the Limited Partners (as such term is defined under the Fund Agreement).

As of the close of regular trading on the NYSE Arca, Inc. (“NYSE Arca”) on September 6, 2018, the Fund will no longer accept orders for Creation Baskets or Redemption Baskets (as such terms are defined in the Fund’s prospectus) from authorized participants. Trading in the Shares on NYSE Arca will be suspended prior to the open of market on September 7, 2018, and beginning on that date, there can be no assurance that there will be a secondary market for the Shares. Shareholders may sell their holdings before September 7, 2018 and customary brokerage charges may apply to such transactions.

On or about September 6, 2018, the Fund will begin the process of liquidating its portfolio. As a result, the Fund’s cash holdings will increase, and the Fund will no longer be managed in accordance with its investment objective.

The liquidation date for the Fund will be September 12, 2018 and the proceeds of the liquidation are scheduled to be sent to Shareholders of the Fund on or about September 13, 2018 (the “Withdrawal Date”). This distribution to Shareholders will be treated as a liquidating distribution for U.S. federal income tax purposes and Shareholders are encouraged to consult their own tax advisors concerning the impact of the liquidation of the Fund in light of their own unique circumstances.

Effective as of 5:00 p.m. (prevailing Eastern Time) on the Withdrawal Date, each of the Limited Partners shall withdraw entirely from the Fund. No further action is required on the part of any Limited Partner to effectuate its withdrawal as a limited partner of the Fund. The effect of the withdrawal of all of the Limited Partners will be dissolution of the Fund. The General Partner will wind up the affairs of the Fund in accordance with the Plan of Liquidation, the Fund Agreement and the Delaware Revised Uniform Limited Partnership Act, applicable federal securities, commodities and other laws. A copy of the securities filings and press release relating to the delisting and deregistration of the Shares and the Fund can be found at www.uscfinvestments.com.

Dated: August 8, 2018

United States Commodity Funds LLC, as General Partner of the Fund By: /s/ John P. Love John P. Love President and Chief Executive Officer

* This CUSIP number is included solely for the convenience of the holders. Neither the General Partner nor any of its agents shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to its correctness as indicated in any withdrawal notice.